Exhibit 99.1

                OraLabs Holding Corp. Receives Notice from NASDAQ

    PARKER, Colo.--(BUSINESS WIRE)--Nov. 24, 2003--OraLabs Holding Corp. (the "Company") (NASDAQ:OLAB) announced today that it received on November 21, 2003, a letter from The NASDAQ Stock Market, Inc. ("NASDAQ") stating a NASDAQ Staff Determination that the Company fails to comply with the $1.00 minimum bid price requirements for continued listing of the Company's common stock set forth in Marketplace Rule 4310(c)(4) (the "Bid Price Rule"), and that the Company's common stock is, therefore, subject to delisting from the NASDAQ SmallCap Market(TM).
    The Company will request a hearing before a NASDAQ Listing Qualifications Panel to review the Staff determination. The Company has scheduled a special meeting of its stockholders for December 15, 2003, for the purpose of acting upon a reverse stock split proposed by the Board of Directors. However, even if the reverse split is approved and given effect, there can be no assurance that the Listing Panel will grant the Company's request for continued listing.

    OraLabs, Inc. manufactures Ice Drops(R) brand oral care products, Sour Zone(TM) brands of sour drops and sprays, Lip Rageous(R), Lip Naturals(TM), Chap Ice(R) and Essential Lip Moisturizer(TM) brands of lip balm. The product line includes breath drops, breath sprays, lip balms and a variety of private label products. OraLabs products are sold through more than 50,000 retail outlets in the United States and in over 35 foreign markets. Additionally, OraLabs supplies products to various Airlines.
    OraLabs dietary supplement products include Glucosamine + MSM, 5-HTP, Breast Plus(TM) and Cheat & Lean(R).

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the Company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.


    CONTACT: OraLabs Holding Corp.
             Gary Schlatter, 303-783-9499
             gschlatter@oralabs.com